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                                                                    Exhibit 99.1

                             Transcript of Webcast

                                 SUN HYDRAULICS

                              MODERATOR: RICH ARTER
                                 AUGUST 2, 2004
                                  1:30 P.M. CT

Operator: Good day everyone and welcome to this Sun Hydraulics second quarter
        2004 financial results conference call. Today's call is being recorded, and at this time, I would like to turn the call over to the Investor Relations Spokesperson, Mr. Rich Arter. Please go ahead sir.

Rich Arter: Thank you David. Good afternoon. Thank you for joining us for our second quarter conference call.

        With me are Allen Carlson, Sun's CEO and President, and Dick Dobbyn, Sun's CFO. Once we have finished our prepared statements, we will open the lines for questions and answers.

        Before we began, please be aware that any statements in today's presentation that are not historical facts are considered forward-looking statements within the meaning of section 21 E. of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see today's press release.

        I would now like to introduce Allen Carlson.

Allen Carlson: Good afternoon. As I stated in the press release, we are extremely pleased that we have been able to respond to the demand surge and maintain a high-level of on-time shipments to our customer's requirements. When the economic cycle rebounds, Sun sees demand very quickly, due to our place in the supply chain. That is why it is so important for Sun to maintain our readiness, even when times are tough, as they have been for the past few years. We continue to seek new business opportunities, some of which are attributable to the business cycle, but others that are the result of our product and marketing initiatives.

        Our electro hydraulic products continue to expand our solutions capability, and allow us to compete for business that we weren't able to compete for before. These products also help us quote and win more of the value-added integrated package business. Our web site is generating inquiries and interest from all over the world, and exposing existing and potential customers to the full array of Sun's products and capabilities. This medium is


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        ideal for us as it allows us to broadcast our product information to market all over the world.

        We're very pleased with the second quarter results from both a top line and bottom-line perspective, and delighted that Sun's Board of Directors increased Sun's quarterly dividend from $0.04 to $0.05 per share. Last week, I met with our employees to present our new Employee Stock Ownership Plan. This is very exciting for everyone at Sun. As I stated in the press release, I truly believe this program will strengthen the link between the Company's performance, its shareholders, and our employees. This represents a win-win all the way around, and will align the Company for even better future performance.

        At this point, I'm going to turn the call over to Dick to review the financial results and then we'll be back with you for Q&A.

Dick Dobbyn: Thank you Al. Net income for the quarter of was 2.6 million or 10 percent of sales compared to 800,000 or four percent of sales in the same quarter last year. Excluding the costs of funding the employees stock ownership plan, net income would have been 3 million or 11 percent of sales. Net sales were 26 1/2-million, an increase of 7.6 million or 40 percent. United States operation increased 52 percent, consisting of a 55 percent increase in sales to Asia, Canada increased 33 percent, and sales within the United States increased 57 percent. Net sales in our Korean operation increased 27 percent. The demand for construction equipment in China is driving a significant portion of the increased sales in Korea, as well as Japan, and other Asian markets. United Kingdom operation increased four percent. There were moderate increases in Scandinavia, and sales within the U.K. were relatively unchanged from the same quarter last year. Sales in the German operation increased 47 percent. The increase consisted of a 36 percent increase in Germany, a 59 percent increase in Italy, and a 60 percent increase in Austria.

        Gross profit for the Company increased 52 percent or 2.9 million compared to the same quarter last year. Gross profit as a percentage of net sales increased to 32 percent from 29 percent last year. The increase in gross profit as a percentage of sales was due to the favorable effects of increased sales volume, exchange rates, and productivity increases. Gross profit was reduced by the costs of the Employee Stock Ownership Plan. Excluding the ESOP cost, gross profit would have been 33 percent of sales.

        Selling, engineering, and administrative expenses decreased two percent or 100,000 to 4.2 million compared to the second quarter of last year. The second quarter of last year included a non-recurring write-off with software in the U.K. operation. Excluding the nonrecurring item last year, selling, engineering, and administrative expenses increased eight percent or $300,000. The increase was primarily due to higher professional sees, outside services, and compensation related expenses, including the Employee Stock Ownership Plan.

        Cash from operations for the first half of the year was 6.1 million compared to 2.9 million for the same period last year. The increase was primarily due to the increase in



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        net income, offset by the natural rise in accounts receivable due to the higher sales volume. Inventory was held at the same level as last year, with a 44 percent increase in turns. Day sales and accounts receivable improved 33 days compared to 39 last year. Capital expenditures for the first half of this year were to $2 1/2 million dollars. Capital expenditures for the year are projected to be approximately 5 million.

        As Al mentioned, in June our quarterly dividend increased from $0.04 to $0.05 per share. Our outlook for the third quarter: the Company's order trend has historically tracked closely to the United States purchasing manager's index. At the end of June, this index indicated continued economic expansion. Net sales are projected to increase approximately 30 percent over the third quarter last year, and be approximately $23 million. Net income per share (in those sales) should yield between $0.22 and $0.25 per share.

Rich Arter: Thank you Dick. David, we would now like to open up the call to questions.

Operator: Thank you. If you'd like to ask a question at this time, you may ask it by pressing the star key followed by the digit one on your touch-tone telephone. And if you are on a speakerphone today, please turn the mute function off first to allow the signal to reach our equipment. Again, please press star one if you'd like to ask a question.

        Our first question comes from Pete Lisnic, with Robert W. Baird.

Pete Lisnic: Good afternoon guys.

Allen Carlson: Hi Pete.

Dick Dobbyn: Hello Pete.

Pete Lisnic: OK. A couple of numerical questions. Dick, I missed your description of the United States sales increase. U.S. was 57, Canada 55, and what was Asia? And why have those first two numbers right I guess?

Dick Dobbyn: Yes, the U.S. operation in total was 52 percent, and that was 55 percent increase for Asia. Canada increased 33, and the U.S. domestic was 57.

Pete Lisnic: OK, so I -- OK. And then the tax rate is quarter was 37 percent, and I'm guessing that it increased over last quarter because of a higher proportion of income from the U.S. operations?

Dick Dobbyn: Correct.

Pete Lisnic: OK, that kind of -- well, I'll leave it at that. And then if I look at the -- just in the U.S., the profitability, and I know that's where you booked the entire ESOP cost, correct?

Dick Dobbyn: Correct.


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Pete Lisnic: OK, but it looks like profitability may have been a little bit weaker than it was in the first quarter, from an incremental operating margin respect is, you know, if you take those costs out for ESOP. Was there something in mix or productivity initiatives or something nonrecurring that maybe kept profitability a little bit lower than at least what we were expecting in the second quarter in that segment?

Dick Dobbyn: I think we're pretty close to what you would expect, once you take out the 500,000 for the ESOPs, so I'm not sure I totally ...

Pete Lisnic: Well, ((inaudible)) first quarter was like a 48 percent incremental operating margin, and now if I had back 500,000 to operating income for the quarter, I'm at 40 percent, so it's marginally weaker, but I just -- what I was really getting at was whether there were any nonrecurring productivity costs in there, because you did mention them again in the press release, but fair enough, but you've answered my question.

Dick Dobbyn: OK.

Pete Lisnic: And so the big question is, you know, you talked about in the press release shipping on time and being able to gain some share, can you go into a little bit more detail in terms of where you think you might be getting some share or maybe even taking a step back, what kind of targets you've set for on-time shipments, where you're hitting, and just how you're able to outperform or what you're doing better than you did maybe a year ago, relative to competitors and relative to the industry.

Allen Carlson: I'll take that question, Pete, this is Allen.

Pete Lisnic: OK.

Allen Carlson: That's a pretty broad question, so I'm going to narrow it down just a little bit, and if I don't really hit your sweet spot with the answer, comeback at me with some more specific questions.

Pete Lisnic: I will try.

Allen Carlson: We started in the late '90s with taking a look at how we ran our business and how we measured our business, in terms of satisfying the customer. And in the late '90s we began entering all orders to customer requests, and basically eliminated our internal scheduling. And then we began tracking how we were doing and what were the constraints that prohibited us from meeting the customer's requirement. And of course, the first week we did that, we identified all kinds of constraints, and they were big ones, and this was right in the upturn in business of the late '90s.

        So constraints were easy to come by. We could find them on a regular basis, but we kept knocking them down one by one, both internally and with our supplier base. We started, when we flipped the switch to scheduling to request, about 16 percent on time to our



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        customers request in the late '90s. Today, we consistently run above 90 percent on time to request, and if I looked at the last two-year average, it's probably 94, 95 percent. The approach is pretty much the same, we continue to look for constraints. You know, why can't we meet it and what do we need to do. Not only do we look at shipping on time to request, we also look at when we miss it, how badly do we miss it? Do we miss it by a day, a week, and keep adding capability to better service the customer. And that is really helping us grow our business in the upturn because many of our competitors are struggling keeping up with demand and we're ready with product. That is sort of a picture of how we shifted from the factory on time to request, but don't forget there's another $8 million of Sun inventory around the U.S. that's readily available to all of our customers and all of our distributors to draw on. If they really needed it quickly, like they want it tomorrow morning FedEx from Portland, they can get it. So the combination of our distributor's capability and our own internal manufacturing capability have allowed Sun to perform to the customers, and we're hearing this on a repeated basis from the customers that we talk to. It's getting us new business.

Pete Lisnic: OK, and one other thing that I was trying to get at was I assume that you know you're getting some share or because you're better able to service your customers relative to your competitors, that's part of the equation, but the other part is new products, and I was just trying to get a sense of, you know, at of the -- I mean I can basically look at like the (NFPA) numbers just to get a sense of maybe industry growth and then compare it to what you guys have, and a piece of that access, let's call it, would be from your ability to better service, but then there's got to be a piece from new products, I guess. And I'm just trying to distinguish is the new product piece the biggest driver of what I'll call above industry growth? Or is it more your ability to execute? Or is it just a combination of both and they're equal.

Allen Carlson: I'll take that want to, Pete. Maybe just to frame this for some of the other listeners, the NFPA is the National Fluid Power Association. In North America, U.S. predominantly, they track sales by the industry segment, and I don't know that I have the most up-to-date information, but I believe they're showing numbers for the industry growing at about 20 percent, is that's right Pete?

Pete Lisnic: Depends on whether we look at shipments or orders, but ...

Allen Carlson: We'll take shipments.

Pete Lisnic: Shipments I've got up around -- well, but also depends on what category, but we're closer to 30 percent ((inaudible)) hydraulic shipments, at least in June.

Allen Carlson: OK.

Pete Lisnic: For the quarter, around 20 is probably the right number.

Allen Carlson: Yes, so their quarterly let's say 20, 25 percent, and if you took a look at our North American segment, it's up over 50 percent. So in fact, that is an indication that we



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        are taking market share. So the reason -- what's the reason why? Well, we probably haven't talked about this in a while, but our market mix and strategy is thousands of $100 customers out there that use our products all time. We don't have any super big customer or groups of customers that we can look at and measure how we're doing, so it's a -- you know, all kinds of little points of light out there that are very difficult to quantify or justify, but when you put them together as an aggregate, you then get to paint a picture of how you're doing relative to the market share. We're also in both industrial and mobile markets, so the combination of the number of different customers out there is in the thousands, very difficult for me to say what market segment is up or down or sideways. But I am convinced it's a combination of our ability to perform, made the customers requirements, both in terms of the quality of the products that we produce as well as the services we provide, getting the product on time, as well as our marketing and engineering initiatives, which are geared towards more packages of electro hydraulic packages, is what we have been working on for the last five or six years. That combination that is driving our market share.

Pete Lisnic: OK, and then just to kind of continue and I guess if I can, just ask one more question along the same lines. Last quarter, we talked about a prototype new product -- electro hydraulic product with CAT, and I'm just wondering kind of if you can give us an update on that, how that's going, whether there's more -- I mean we basically suggested that there may be more product penetration there I guess last quarter. Can you just talk about how that product's going and what you've heard or -- heard on ((inaudible)) I guess in terms of performance and whether there is more opportunity than just about of the -- I think it was one excavator line, mid excavator line that you had the product on.

Allen Carlson: All I'm able to tell you at this time is that the testing is continuing on. There's still trials, but they're continuing to tweak the software package. I believe the hydraulics and the controls provided by the hydraulics meet their specifications and we're still on board for that project.

Pete Lisnic: OK.  OK, that's all I have.  Thank you.

Allen Carlson: Yes.

Operator: Our next question comes from Brian Rafn with Morgan Dempsey Capital
        Management.

Brian Rafn: Good afternoon guys.

Allen Carlson: Hello Brian.

Rich Arter:  Hello Brian.

Brian Rafn: Question for you on steel prices. Are you guys getting any pass-through or is the sales revenue growth that you're seeing year over year primarily unit volume related.

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Allen Carlson: We've passed no price increases on through the steel upturn.
        We've made some minor adjustments in January of the share, but there have been no price increases since some minor tweaking in January. We are seeing steel price increases. They are significant. And we are working very hard with our suppliers and internal productivity gains to be able to offer our customers stable prices through the run-up of steel, and maybe that's part of the reason that we're seeing a little bit of margin erosion because we're not passing those prices on at this time.

Brian Rafn: OK. How painful does it have to get before you look at that? Or is it a defensive market share protection strategy for you guys?

Allen Carlson: We look at it monthly with our production people, and with our key suppliers, and we've thrown a challenge out to our key suppliers to find ways to be more productive, to absorb the steel increase. The same challenges to our own manufacturing people. And to date, we have been very successful at being able to manage those costs down and not have to pass it on to the marketplace. We will continue to monitor it on a monthly basis.

Brian Rafn: OK. Can you guys talk -- you also talked about accelerating your delivery time cycle. Can you break that out relative to manufacturing cycle times, vis-a-vis robotics of the differentiations of cellular lines and the way you kind of package your throughput on the shop floor.

Allen Carlson: OK, as you can see from our turn rate, that we've made a lot of progress in that area in the last three or four years. And how do we do that? Well, it varies by product line. Our lower volume products, where we're producing one of this and five of that, it's a result of some internal capabilities. We've added some NC machining equipment that gives us greater turnaround. We've added a second heat treat furnace that allows us to get it through the shop quicker. We have now schedule screens on the shop floor that is color-coded so that employees can immediately see that there's an expedited order so that they jump on it. It very much employee driven, and that's on our lower volume products. Our higher volume product lines, it's working with our suppliers because predominately the turned parts on our higher volume products come from outsourced suppliers, and it's better communications and better understanding of their role and our needs in that equation.

Brian Rafn: OK, OK. Can you -- and I'm guessing on this area, the accelerated depreciation tax credit here, this ((inaudible)) disappearing at the end of the year, does that have any bearing on order rates for you guys?

Allen Carlson: I don't believe so. I don't know of any of our customers that when I go around and talk to them that they're making decisions because of that. There probably are some, but I don't believe it's a huge driver. Now, in the turned parts supply side, where we get our parts from, I do know that a number of our suppliers have taken advantage of that to add some capacity in the last two or three years, so I think there's an impact. I'm not sure it's more on the supply side than it is on the marketing side.



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Brian Rafn: OK, and then just relative to kind of wage and salary growth and what you guys are seeing in kind of health care benefit inflation, and then maybe just a comment on your employee retention rates.

Allen Carlson: I'll take that one. We have been very aggressive with our health-care providers and we have made some changes to the providers over the last couple of years, and I can tell you that in 2003, over 2002, our health-care costs remained flat. 2004, we've made some more changes. And when I say changes, we're not taking it out of our employees benefits, we're getting more efficient at how we use the service, and working also with local doctors and hospitals to make sure that we get the best coverage and good value, and I think it's those kinds of initiatives that have allowed us to keep our health-care costs much lower than what the national average is, and essentially, it's flat over the last couple of years. But it is a concern. We have to work very hard at going nowhere, but going nowhere is a win.

Brian Rafn: Sure, sure, very much so. And then just on kind of employee retention, you know, what you guys are seeing, labor, staffing, availability of machinists, that type of thing.

Rich Arter: Our turnover rate continues to be very low. Our employees understand the last three or four years, we had no layoffs, we kept employees on board, that we were investing in them, and in the good times they invest in us. So -- and as I said earlier, the ESOP, which we rolled out last week is a very positive benefit that our employees see going forward, and they now have a piece of the ownership of this company as well, so all those things combined to keep our turnover low and the morale of our employees very high.

Brian Rafn: Good, yes, keep up the good work guys. Superb job.

Rich Arter: Thank you.

Operator: And just as a reminder for our audience, press star one if you have a question. We'll go next to Brent Miley with Rutabaga Capital.

Brent Miley: Yes, had a couple if I could. I was wondering if the mix of business actually had any meaningful changes or impacts, the industrial versus the Mobil in the quarter or this year, or whether that's been kind of stable versus the prior time periods.

Dick Dobbyn: Look, this is Dick Dobbyn, Brent. Looking at our sales number quarter to quarter, year-to-date, last year and so on, we don't see an appreciable change in the mix of our products, even those we know particularly go to mobile all those that particularly tend to go to industrial, so the answer is we haven't seen a big change in mix.

Brent Miley: OK, so you'd say like one part of the economy is really improving at the -- you know, faster than the others, it sounds like.

Dick Dobbyn: We don't see that.



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Brent Miley: OK. Your European numbers seem to very strong. I know you guys have some kind of a relationship with Bosch. Can you talk about whether that's sort of driving it or whether it's other things? Can you just comment on that relationship, if you wouldn't mind?

Allen Carlson: This is Allen. The alliance that we have with Bosch is an alliance very similar to programs we have with other companies supplying and cartridges, and that program overall, while Bosch is a big piece of it, the program overall has been very successful for Sun over the years. In Europe, they are certainly a factor in the growth that we are seeing, but there are other factors as well. We are picking up market share and we are adding distribution in places like Italy, like in Austria, and some of the Eastern countries that we're working very hard with our marketing people to grow that, so the growth in Europe is lots of things associated with it, and new products, as we talked about earlier. Some of our largest customers for new products are in Europe.

Brent Miley: OK, great. What you also quantify the impact of foreign exchange please on the top line and the operating line if you could please?

Dick Dobbyn: Yes Brent, in the second quarter, our sales were affected only about one to 1 1/2 percent. We have favorable translation gains in Korea and Germany, and then they're somewhat offset by the fact that the U.K. also sells a lot in dollars. So that's it for the top line.

Brent Miley: OK.  How about on the operating line?  Is there anything there ...

Dick Dobbyn: On the operating line, it's about -- taking the effect of the U.K.
        year-to-date, it's only about 261,000 net and for the quarter, it's like 130, so it's reflected in gross profit.

Brent Miley: OK, pretty (diminimus), great. One last question, if I could, the cap ex that you guys will spend the rest of the year, are there particular areas or you just a bottle making at this point? Is it maintenance or the particular projects you're working on?

Allen Carlson: The capital expenditures for the year are pretty much determined as we go throughout the year. And as I said earlier, the way that we run our business is to enter all orders to customer requests and then understand what the constraints are. And sometimes, the constraints is that we need a piece of machinery, and with orders some 50 percent, some of the machinery that we need has been placed on order in the April, May, June timeframe, which will be coming in towards the end of the year. And we continue to look you know -- every week, we look at our constraints, how manufacturers constraints, and find areas that we need to shore up, and sometimes it's the cap ex line.

Brent Miley: OK, very good, thank you.

Operator: And as a reminder, star one for questions or follow-up questions.
        We'll take a follow-up from Pete Lisnic, with Robert W. Baird.



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Pete Lisnic: Back again. Just another follow-up question on that capacity addition question. Where are you in terms of actual capacity utilization are how much room do you have before you have to make maybe more significant capital expenditures.

Allen Carlson: As far as I can see, looking forward Pete, the bricks and mortar are in place for significant growth. We are making, as I said, some cap ex, but it's primarily in you know selected areas where we have some bottlenecks that we identified. I don't see are said having to put out large sums of money for bricks and mortar ...

Pete Lisnic: So it's more just one machine or two machines here or there kind of deal?

Allen Carlson:  Yes.

Pete Lisnic: OK, all right. And then just in terms of the kind of what we've heard out of the general economy, the old soft patch in June and you know people thinking about things picking up in July. Can you talk about progress through the quarter and maybe what you've seen in July and kind of how all that factors into your outlook and what you've heard out of your customers in terms of you know June and kind of being the soft patch, even if it was one, and just kind of go through that's a little bit?

Dick Dobbyn: You know, the way our cycle historically works quarter to quarter of, Pete, is like so you have level A in the first quarter than you have level A+ in the second quarter, and the third quarter goes back to level
        A. Then the fourth quarter can be like an A-. That's kind of the way our yearly cycle works. We started to see the oncoming summer cycle, if you will, of being more akin to the first quarter than to the second in June, and we're kind of in that mold right now. So what we're seeing is what we normally see, so I can really comment on the soft patch thing.

Allen Carlson: This is Al. I'll add to what you just said. During the summer months, June July timeframe, our European customers go on vacation. Northern Europe is usually July. Southern Europe is usually August, and as you know, a large percentage of our output ultimately gets shipped to Europe, so some of the soft spot that you're referring to is seen in our operations numbers out of Sarasota, but in reality, it's Europe going on vacation.

Pete Lisnic: OK, but I guess if I decipher Dick's answer, what you're saying is basically there was real mode June slowdown, and kind of the momentum if you will throughout the quarter's been pretty consistent with historical trends.

Allen Carlson: That's correct.

Pete Lisnic: OK. All right. Thank you.

Dick Dobbyn: Thank you Pete.

Operator: And gentlemen, we're standing by with no further questions at this time.



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Rich Arter: OK, thanks David, we'd like to thank you all for joining us. This call will be archived on Sun Hydraulic's Website at www.Sunhydraulics.com for the next quarter. Thank you.

Operator: Thank you every one for your participation in today's conference call, and you may disconnect at this time.

                                       END


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